Exhibit 99.1

FOR IMMEDIATE RELEASE

ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	Martin A. Dietrich, CEO
Michael J. Chewens, CFO
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
607-337-6119

NBT BANCORP INC. ANNOUNCES 2012 DILUTED EARNINGS PER SHARE OF $1.62 AND

ORGANIC LOAN GROWTH OF 6.8%; DECLARES CASH DIVIDEND

NORWICH, NY (January 28, 2013) – NBT Bancorp Inc. (NBT) (NASDAQ: NBTB) reported today net income for the year ended December 31, 2012 was $54.6 million, down $3.3 million, or 5.8%, from the year ended December 31, 2011. Net income per diluted share for the year ended December 31, 2012 was $1.62, down from $1.71 per diluted share for the year ended December 31, 2011. Net interest margin (on a fully taxable equivalent or FTE basis) was 3.86% for the year ended December 31, 2012, down 23 basis points from 4.09% for the year ended December 31, 2011. Return on average assets and return on average equity were 0.93% and 9.72%, respectively, for the year ended December 31, 2012, compared with 1.06% and 10.73%, respectively, for the year ended December 31, 2011.

Net income for the three months ended December 31, 2012 was $13.1 million, down $0.6 million, or 4.4%, from the three months ended December 31, 2011. Net income per diluted share for the three months ended December 31, 2012 was $0.39 per share, down from $0.41 per diluted share for the three months ended December 31, 2011. FTE net interest margin was 3.83% for the three months ended December 31, 2012, down 15 basis points from 3.98% for the three months ended December 31, 2011. Annualized return on average assets and return on average equity were 0.86% and 9.01%, respectively, for the three months ended December 31, 2012, compared with 0.97% and 10.09%, respectively, for the three months ended December 31, 2011.

Selected highlights for 2012 include:

•	Significant strategic expansion during 2012:

•	Announced the planned acquisition of Alliance Financial Corporation, a $1.4 billion financial holding company headquartered in Syracuse, N.Y., expected to close in early 2013.

•	Acquired and successfully integrated Hampshire First Bank in the second quarter of 2012; now operating 5 branches in southern New Hampshire.

•	Acquired three branches in Greene County, New York, which closed on January 21, 2012.

•	Net interest margin for 2012 declined 23 basis points as a result of the continued low rate environment on loans and investments.

•	2012 organic loan growth of 6.8%, offsetting aforementioned margin compression, driven by:

•	Consumer loan growth of 10.7%

•	Commercial loan growth of 8.7%

•	Asset quality indicators showed improvement from last year:

•	Nonperforming loans to total loans was 0.98%, down from 1.09% for last year

•	Past due loans to total loans was 0.71%, down from 0.89% for last year

•	Net charge-off ratio was 0.55%, down from 0.56% for last year.

“Throughout 2012, we worked against a challenging economic and regulatory environment while maintaining our focus on banking fundamentals and enhancing the long-term value of our company,” said NBT President and CEO Martin Dietrich. “We are pleased with our results, especially our success in the areas of organic loan growth and integration of seven former Legacy Banks branches and our Hampshire First Bank acquisition. We expect to complete our acquisition of Alliance Financial Corporation and its 26-branch network in central New York in early 2013. This acquisition is another important step in further building our franchise in key markets where we identify strategic opportunities.”

Loan Quality and Provision for Loan Losses

The Company recorded a provision for loan losses of $20.3 million during the year ended December 31, 2012, compared with $20.7 million for the year ended December 31, 2011. Net charge-offs were $22.3 million for the year ended December 31, 2012, up from $20.6 million for the same period in 2011, due primarily to the charge-off of two large commercial loans during the fourth quarter of 2012. Net charge-offs to average loans for the year ended December 31, 2012 was 0.55%, compared to 0.56% for the year ended December 31, 2011.

The Company recorded a provision for loan losses of $6.9 million during the three months ended December 31, 2012, compared with $5.6 million for the three months ended December 31, 2011. Net charge-offs were $8.3 million for the three months ended December 31, 2012 and $5.6 million for the three months ended December 31, 2011.

Past due loans as a percentage of total loans was 0.71% at December 31, 2012, down from 0.89% at December 31, 2011. Nonperforming loans to total loans improved to 0.98% at December 31, 2012 as compared with 1.09% at December 31, 2011.

The allowance for loan losses totaled $69.3 million at December 31, 2012, compared to $71.3 million at December 31, 2011. The allowance for loan losses as a percentage of loans was 1.62% at December 31, 2012, compared to 1.66% at September 30, 2012, 1.70% at June 30, 2012, 1.87% at March 31, 2012, and 1.88% at December 31, 2011. The reduction of the allowance throughout the year was due primarily to the aforementioned improvement in key asset quality indicators, as well as improvement in certain economic indicators. In addition, the reduction in the second quarter of 2012 was due in part to acquired loans that were recorded at fair value at acquisition. As acquired loans do not have a related allowance recorded, the acquisition resulted in a decrease of 10 basis points in the allowance for loan losses as a percentage of total loans as of December 31, 2012.

Net Interest Income

Net interest income was up to $204.2 million for the year ended December 31, 2012, compared with $200.3 million for the year ended December 31, 2011. The Company’s FTE net interest margin was 3.86% for the year ended December 31, 2012, down from 4.09% for the year ended December 31, 2011. Average earning assets for the year ended December 31, 2012 was $5.4 billion, compared to $5.0 billion for the same period of 2011. This increase offset the decline in rates, resulting in a $3.9 million increase in net interest income for year ended December 31, 2012.

While the rate paid on interest bearing liabilities decreased 17 basis points, the yield on interest earning assets declined 37 basis points compared to the same period for 2011, resulting in margin compression for the year ended December 31, 2012. The yield on securities available for sale was 2.45% for the year ended December 31, 2012, compared with 2.97% for the year ended December 31, 2011. This decrease was due primarily to the reinvestment of cash flows from maturing securities and cash received from branch acquisitions in 2011 and the first quarter of 2012 into lower yielding securities in the current rate environment. The average balance of securities available for sale for the year ended December 31, 2012 was $1.2 billion, up approximately $54.8 million, or 4.9%, from the year ended December 31, 2011. This increase was due primarily to reinvestment of cash flows from held to maturity securities into available for sale securities, and investment of liquidity from branch acquisition activity and deposit growth. The yield on loans was 5.17% for the year ended December 31, 2012, compared with 5.58% for the year ended December 31, 2011. The average balance of loans for the year ended December 31, 2012 was $4.1 billion, up approximately $375.5 million ($124.3 million from acquisitions), or 10.2%, from the year ended December 31, 2011. The reduction in yields on earning assets was partially offset by a reduction in rates paid on interest bearing liabilities. The rate on time deposits was 1.45% for the year ended December 31, 2012, compared with 1.80% for the year ended December 31, 2011. The rate on money market deposit accounts was 0.18% for the year ended December 31, 2012, compared with 0.34% for the year ended December 31, 2011.

Net interest income was up to $52.5 million for the three months ended December 31, 2012, compared with $50.5 million for the three months ended December 31, 2011. The Company’s FTE net interest margin was 3.83% for the three months ended December 31, 2012, down from 3.98% for the three months ended December 31, 2011. The increase in average earning assets for the three months ended December 31, 2012 as compared to the same period of 2011 offset the decline in rates, resulting in the increase in net interest income over the same period last year.

While the rate paid on interest bearing liabilities decreased 15 basis points, the yield on interest earning assets declined 28 basis points, resulting in margin compression for the three months ended December 31, 2012, compared to the same period for 2011. The yield on securities available for sale was 2.27% for the three months ended December 31, 2012, as compared with 2.70% for the three months ended December 31, 2011. This decrease was due primarily to the reinvestment of cash flows from maturing securities and cash received from previous branch acquisitions into lower yielding securities in the current rate environment. The average balance of securities available for sale for the three months ended December 31, 2012 was $1.1 billion, down approximately $51.9 million, or 4.4%, from the three months ended December 31, 2011, as cash flows from maturing available for sale securities was used to support the aforementioned loan growth. The yield on loans was 5.05% for the three months ended December 31, 2012, compared with 5.45% for the three months ended December 31, 2011. The average balance of loans for the three months ended December 31, 2012 was $4.3 billion, up approximately $505.8 million, or 13.5%, from the three months ended December 31, 2011. The reduction in yields on earning assets was partially offset by a reduction in rates paid on interest bearing liabilities. The rate on time deposits was 1.31% for the three months ended December 31, 2012, compared with 1.72% for the three months ended December 31, 2011. The rate on money market deposit accounts was 0.14% for the three months ended December 31, 2012, compared with 0.24% for the three months ended December 31, 2011.

Noninterest Income

Noninterest income for the year ended December 31, 2012 was $87.3 million, up 8.7% or $7.0 million, compared with $80.3 million for the same period in 2011. Insurance and other financial services revenue increased approximately $1.5 million for the year ended December 31, 2012, compared to the year ended December 31, 2011. This increase was due primarily to the acquisition of an insurance agency during the second quarter of 2011 as well as organic growth in commercial product lines. Retirement plan administration fees increased approximately $1.2 million for the year ended December 31, 2012, compared to the year ended December 31, 2011, due primarily to an increase in customer base. ATM and debit card fees increased approximately $0.7 million for the year ended December 31, 2012, compared to the year ended December 31, 2011, due primarily to an increase in card usage and customer base. Other noninterest income increased approximately $6.1 million for the year ended December 31, 2012 as compared to December 31, 2011. This increase was due in part to a $1.1 million payoff gain on a purchased commercial real estate loan. In addition, the Company recognized nonrecurring items totaling approximately $1.4 million during 2012 including a prepayment penalty fee related to a previously disclosed loss of a retirement plan client and flood related recoveries. Further, mortgage banking revenue increased approximately $2.6 million for the year ended December 31, 2012 as compared to the same period in 2011 as the Company sold certain residential mortgages as market conditions warranted. The Company sold approximately $64.6 million residential mortgages during 2012, as compared to approximately $17.5 million sales during 2011, while also experiencing more favorable gains during 2012. The Company also realized net securities gains of approximately $0.6 million during the year ended December 31, 2012, as compared to $0.2 million for the same period in 2011. These increases were partially offset by a decrease in service charges on deposit accounts of approximately $3.2 million, or 15.1%, for the year ended December 31, 2012, compared with the same period in 2011 primarily due to a decrease in overdraft fee income.

Noninterest income for the three months ended December 31, 2012 was $22.0 million, up 9.1% or $1.8 million, compared with $20.1 million for the same period in 2011. Retirement plan administration fees increased approximately $0.5 million for the three months ended December 31, 2012, compared to the three months ended December 31, 2011, due primarily to an increase in customer base. Insurance and other financial services revenue increased approximately $0.4 million for the three months ended December 31, 2012, compared to the three months ended December 31, 2011. This increase was due primarily to organic growth in commercial product lines. Other noninterest income increased approximately $1.5 million for the three months ended December 31, 2012 as compared to the three months ended December 31, 2011. This increase was due primarily to an increase in mortgage banking income of approximately $0.6 million, resulting from an increase in mortgage sales activity and more favorable gains during the three months ended December 31, 2012 as compared with the three months ended December 31, 2011. The Company also experienced an increase in loan fee income during the fourth quarter of 2012 which contributed to the increase in other noninterest income. These increases were partially offset by a decrease in service charges on deposit accounts of approximately $0.7 million, or 13.3%, for the three months ended December 31, 2012, compared with the same period in 2011 primarily due to the aforementioned decrease in overdraft fee income.

Noninterest Expense and Income Tax Expense

Noninterest expense for the year ended December 31, 2012 was $193.9 million, up $13.2 million or 7.3%, for the same period in 2011. Salaries and employee benefits increased $5.6 million, or 5.6%, for the year ended December 31, 2012, compared with the same period in 2011. This increase was due primarily to increases in full-time-equivalent employees from acquisitions, merit increases, and increased pension expense. Professional fees and outside services increased $1.5 million, or 17.3%, for the year ended December 31, 2012 as compared to 2011. Data processing, communications, and occupancy expenses increased approximately $2.2 million collectively, or 7.7%, for the year ended December 31, 2012 as compared to 2011, due primarily to increased activity from recent expansion into new markets. The Company incurred approximately $2.6 million in merger related expenses for the year ended December 31, 2012, as compared to $0.8 million for the same period in 2011. These increases were partially offset by a decrease in Federal Deposit Insurance Corporation (“FDIC”) expenses of approximately $0.4 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011. This decrease was due to the FDIC redefining the deposit insurance assessment base effective the second quarter of 2011. In addition, advertising expenses were down approximately $0.6 in 2012 as compared with 2011 due in large part to expense reduction initiatives. Income tax expense for the year ended December 31, 2012 was $22.8 million, up from $21.3 million for the same period in 2011. The effective tax rate was 29.5% for the year ended December 31, 2012, compared to 26.9% for the same period in 2011. The relatively low effective tax rate in 2011 was driven primarily by a reduction in tax expense as a result of the settlement of a New York State tax audit during the fourth quarter of 2011.

Noninterest expense for the three months ended December 31, 2012 was $48.6 million, up $1.2 million or 2.5%, for the same period in 2011. Salaries and employee benefits increased $1.4 million, or 5.4%, for the three months ended December 31, 2012, compared with the same period in 2011. This increase was due primarily to increases in full-time-equivalent employees from acquisitions, merit increases, and increased pension expense. Occupancy expenses for the three months ended December 31, 2012 increased $0.3 million, or 7.5%, over the same period in 2011 primarily due to aforementioned expansion. These increases were partially offset by a decrease in advertising expenses of approximately $0.6 million for the three months ended December 31, 2012 as compared to the same period in 2011, due primarily to expense reduction initiatives. In addition, other operating expenses decreased $0.4 million for the three months ended December 31, 2012 as compared to the same period in 2011, due to various cost cutting initiatives. Income tax expense for the three month period ended December 31, 2012 was $5.8 million, up from $3.9 million for the same period in 2011. The effective tax rate was 30.5% for the three months ended December 31, 2012, compared to 22.22% for the same period in 2011. The relatively low effective tax rate in 2011 was driven primarily by the aforementioned tax audit settlement.

Balance Sheet

Total assets were $6.0 billion at December 31, 2012, up $443.9 million or 7.9% from December 31, 2011. Loans were $4.3 billion at December 31, 2012, up $477.4 million from December 31, 2011. Total deposits were $4.8 billion at December 31, 2012, up $417.2 million from December 31, 2011. Stockholders’ equity was $582.3 million, representing a total equity-to-total assets ratio of 9.64% at December 31, 2012, compared with $538.1 million or a total equity-to-total assets ratio of 9.61% at December 31, 2011.

Stock Repurchase Program

Under previously disclosed stock repurchase plans, the Company purchased 769,568 shares of its common stock during the year ended December 31, 2012, for a total of $15.5 million at an average price of $20.13 per share. At December 31, 2012, there were 748,013 shares available for repurchase under a previously disclosed repurchase plan, which expires on December 31, 2013.

Dividend

The NBT Board of Directors declared a 2013 first-quarter cash dividend of $0.20 per share at a meeting held today. The dividend will be paid on March 15, 2013 to shareholders of record as of March 1, 2013.

Corporate Overview

NBT Bancorp Inc. is a financial holding company headquartered in Norwich, N.Y., with total assets of $6.0 billion at December 31, 2012. The company primarily operates through NBT Bank, N.A., a full-service community bank with three divisions, and through two financial services companies. NBT Bank, N.A. has 135 locations, including 95 NBT Bank offices in upstate New York, northwestern Vermont and western Massachusetts, 35 Pennstar Bank offices in northeastern Pennsylvania, and 5 Hampshire First Bank offices in southern New Hampshire. EPIC Advisors, Inc., based in Rochester, N.Y., is a full-service 401(k) plan recordkeeping firm. Mang Insurance Agency, LLC, based in Norwich, N.Y., is a full-service insurance agency. More information about NBT and its divisions can be found on the Internet at: www.nbtbancorp.com, www.nbtbank.com, www.pennstarbank.com, www.hampshirefirst.com, www.epic1st.com and www.manginsurance.com.

Forward-Looking Statements

This news release contains forward-looking statements. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of NBT Bancorp and its subsidiaries and on the information available to management at the time that these statements were made. There are a number of factors, many of which are beyond NBT’s control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards and tax laws, may adversely affect the businesses in which NBT is engaged; (6) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than NBT; (7) adverse changes may occur in the securities markets or with respect to inflation; (8) disruption of NBT’s business as a result of the announcement and pendency of the merger with Alliance Financial Corporation; (9) the risk that NBT’s and Alliance’s business may not be combined successfully, or such combination may take longer, cost more or otherwise be more difficult than expected; (10) operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected; and (11) the risk that the anticipated benefits, costs savings and any other savings from the merger may not be fully realized or may take longer than expected to realize. Forward-looking statements speak only as of the date they are made. Except as required by law, NBT does not update forward-looking statements to reflect subsequent circumstances or events.

NBT Bancorp Inc. and Subsidiaries

SELECTED FINANCIAL HIGHLIGHTS

(unaudited)

	2012	2011	Net Change	Percent Change
	(dollars in thousands, except per share data)
Three Months Ended December 31,
Net Income	$13,116	$13,722	($606)	-4%
Diluted Earnings Per Share	$0.39	$0.41	($0.02)	-5%
Weighted Average Diluted
Common Shares Outstanding	33,987,465	33,238,658	748,807	2%
Return on Average Assets (1)	0.86%	0.97%	-11 bps	-11%
Return on Average Equity (1)	9.01%	10.09%	-108 bps	-11%
Return on Average Tangible Common Equity (1)(3)	13.25%	14.00%	-75 bps	-5%
Net Interest Margin (2)	3.83%	3.98%	-15 bps	-4%
Years Ended December 31,
Net Income	$54,558	$57,901	($3,343)	-6%
Diluted Earnings Per Share	$1.62	$1.71	($0.09)	-5%
Weighted Average Diluted
Common Shares Outstanding	33,718,718	33,923,645	(204,927)	-1%
Return on Average Assets	0.93%	1.06%	-13 bps	-12%
Return on Average Equity	9.72%	10.73%	-101 bps	-9%
Return on Average Tangible Common Equity (3)	14.14%	14.75%	-61 bps	-4%
Net Interest Margin (2)	3.86%	4.09%	-23 bps	-6%

	December 31,	December 31,
	2012	2011
Asset Quality
Nonaccrual Loans	$39,676	$38,290
90 Days Past Due and Still Accruing	$2,448	$3,190
Total Nonperforming Loans	$42,124	$41,480
Other Real Estate Owned	$2,276	$2,160
Total Nonperforming Assets	$44,400	$43,640
Allowance for Loan Losses	$69,334	$71,334
Allowance for Loan Losses to Total Loans	1.62%	1.88%
Total Nonperforming Loans to Total Loans	0.98%	1.09%
Total Nonperforming Assets to Total Assets	0.73%	0.78%
Past Due Loans to Total Loans	0.71%	0.89%
Allowance for Loan Losses to Total Nonperforming Loans	164.60%	171.97%
Net Charge-Offs to Average Loans	0.55%	0.56%
Capital
Equity to Assets	9.64%	9.61%
Book Value Per Share	$17.24	$16.23
Tangible Book Value Per Share	$12.23	$11.70
Tier 1 Leverage Ratio	8.54%	8.74%
Tier 1 Capital Ratio	10.82%	11.56%
Total Risk-Based Capital Ratio	12.07%	12.81%

	2012		2011
	High	Low	High	Low
Quarterly Common Stock Price
Quarter End
March 31	$24.10	$20.75	$24.98	$21.55
June 30	$22.50	$19.19	$23.32	$20.62
September 30	$22.89	$19.91	$23.25	$17.05
December 31	$22.45	$18.92	$22.63	$17.47

(1)	Annualized
(2)	Calculated on a FTE basis
(3)	Excludes amortization of intangible assets (net of tax) from net income and intangible assets from total equity

NBT Bancorp Inc. and Subsidiaries Consolidated Balance Sheets (unaudited)	December 31, 2012	December 31, 2011
(in thousands)
ASSETS
Cash and due from banks	$157,094	$128,517
Short term interest bearing accounts	6,574	864
Securities available for sale, at fair value	1,147,999	1,244,619
Securities held to maturity (fair value of $61,535 and $72,198 at December 30, 2012 and 2011, respectively)	60,563	70,811
Trading securities	3,918	3,062
Federal Reserve and Federal Home Loan Bank stock	29,920	27,020
Loans	4,277,616	3,800,203
Less allowance for loan losses	69,334	71,334

Net loans	4,208,282	3,728,869
Premises and equipment, net	77,875	74,541
Goodwill	152,373	132,029
Intangible assets, net	16,962	18,194
Bank owned life insurance	80,702	77,626
Other assets	99,997	92,254

TOTAL ASSETS	$6,042,259	$5,598,406

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Demand (noninterest bearing)	$1,242,712	$1,052,906
Savings, NOW, and money market	2,558,376	2,381,116
Time	983,261	933,127

Total deposits	4,784,349	4,367,149
Short-term borrowings	162,941	181,592
Long-term debt	367,492	370,344
Trust preferred debentures	75,422	75,422
Other liabilities	69,782	65,789

Total liabilities	5,459,986	5,060,296
Total stockholders’ equity	582,273	538,110

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,042,259	$5,598,406

	Three Months Ended		Years Ended
NBT Bancorp Inc. and Subsidiaries	December 31,		December 31,
Consolidated Statements of Income (unaudited)	2012	2011	2012	2011
(in thousands, except per share data)
Interest, fee and dividend income:
Loans	$53,924	$51,393	$208,458	$204,370
Securities available for sale	5,981	7,461	27,005	31,083
Securities held to maturity	549	661	2,378	2,886
Other	403	383	1,556	1,658

Total interest, fee and dividend income	60,857	59,898	239,397	239,997

Interest expense:
Deposits	4,327	5,330	18,848	23,020
Short-term borrowings	39	39	188	205
Long-term debt	3,627	3,621	14,428	14,404
Trust preferred debentures	411	409	1,730	2,092

Total interest expense	8,404	9,399	35,194	39,721

Net interest income	52,453	50,499	204,203	200,276
Provision for loan losses	6,940	5,576	20,269	20,737

Net interest income after provision for loan losses	45,513	44,923	183,934	179,539

Noninterest income:
Insurance and other financial services revenue	5,363	4,918	22,387	20,843
Service charges on deposit accounts	4,687	5,405	18,225	21,464
ATM and debit card fees	2,955	2,911	12,358	11,642
Retirement plan administration fees	2,635	2,184	10,097	8,918
Trust	2,489	2,480	9,172	8,864
Bank owned life insurance income	849	716	3,077	3,085
Net securities gains	21	52	599	150
Other	2,963	1,464	11,412	5,345

Total noninterest income	21,962	20,130	87,327	80,311

Noninterest expense:
Salaries and employee benefits	26,457	25,105	104,815	99,212
Occupancy	4,265	3,967	17,415	16,363
Data processing and communications	3,396	3,186	13,437	12,271
Professional fees and outside services	2,615	2,552	10,463	8,921
Equipment	2,403	2,206	9,627	8,864
Office supplies and postage	1,647	1,655	6,489	6,073
FDIC expenses	1,020	886	3,832	4,267
Advertising	581	1,174	2,889	3,460
Amortization of intangible assets	864	760	3,394	3,046
Loan collection and other real estate owned	509	793	2,560	2,631
Merger	713	649	2,608	804
Other operating	4,122	4,479	16,358	14,764

Total noninterest expense	48,592	47,412	193,887	180,676

Income before income taxes	18,883	17,641	77,374	79,174
Income taxes	5,767	3,919	22,816	21,273

Net income	$13,116	$13,722	$54,558	$57,901

Earnings Per Share:
Basic	$0.39	$0.42	$1.63	$1.72
Diluted	$0.39	$0.41	$1.62	$1.71

NBT Bancorp Inc. and Subsidiaries Quarterly Consolidated Statements of Income (unaudited)	4Q 2012	3Q 2012	2Q 2012	1Q 2012	4Q 2011
(in thousands, except per share data)
Interest, fee and dividend income:
Loans	$53,924	$53,817	$50,509	$50,208	$51,393
Securities available for sale	5,981	6,550	7,108	7,366	7,461
Securities held to maturity	549	572	617	640	661
Other	403	348	413	392	383

Total interest, fee and dividend income	60,857	61,287	58,647	58,606	59,898

Interest expense:
Deposits	4,327	4,544	4,834	5,143	5,330
Short-term borrowings	39	60	48	41	39
Long-term debt	3,627	3,640	3,580	3,581	3,621
Trust preferred debentures	411	436	434	449	409

Total interest expense	8,404	8,680	8,896	9,214	9,399

Net interest income	52,453	52,607	49,751	49,392	50,499
Provision for loan losses	6,940	4,755	4,103	4,471	5,576

Net interest income after provision for loan losses	45,513	47,852	45,648	44,921	44,923

Noninterest income:
Insurance and other financial services revenue	5,363	5,591	5,279	6,154	4,918
Service charges on deposit accounts	4,687	4,626	4,571	4,341	5,405
ATM and debit card fees	2,955	3,378	3,063	2,962	2,911
Retirement plan administration fees	2,635	2,718	2,411	2,333	2,184
Trust	2,489	2,242	2,312	2,129	2,480
Bank owned life insurance income	849	639	618	971	716
Net securities gains	21	26	97	455	52
Other	2,963	2,407	2,331	3,711	1,464

Total noninterest income	21,962	21,627	20,682	23,056	20,130

Noninterest expense:
Salaries and employee benefits	26,457	26,641	24,992	26,725	25,105
Occupancy	4,265	4,437	4,222	4,491	3,967
Data processing and communications	3,396	3,352	3,431	3,258	3,186
Professional fees and outside services	2,615	2,735	2,388	2,725	2,552
Equipment	2,403	2,435	2,409	2,380	2,206
Office supplies and postage	1,647	1,597	1,574	1,671	1,655
FDIC expenses	1,020	939	942	931	886
Advertising	581	701	805	802	1,174
Amortization of intangible assets	864	870	841	819	760
Loan collection and other real estate owned	509	614	799	638	793
Merger	713	558	826	511	649
Other operating	4,122	4,552	4,161	3,523	4,479

Total noninterest expense	48,592	49,431	47,390	48,474	47,412

Income before income taxes	18,883	20,048	18,940	19,503	17,641
Income taxes	5,767	5,513	5,683	5,853	3,919

Net income	$13,116	$14,535	$13,257	$13,650	$13,722

Earnings per share:
Basic	$0.39	$0.43	$0.40	$0.41	$0.42
Diluted	$0.39	$0.43	$0.40	$0.41	$0.41

Three Months ended December 31,	2012			2011
(dollars in thousands)	Average Balance	Interest	Yield/ Rates	Average Balance	Interest	Yield/ Rates
ASSETS
Short-term interest bearing accounts	$72,660	$48	0.26%	$110,871	$79	0.28%
Securities available for sale (1)(2)	1,123,110	6,420	2.27%	1,174,960	7,988	2.70%
Securities held to maturity (1)	60,651	826	5.42%	72,354	997	5.47%
Investment in FRB and FHLB Banks	29,801	356	4.75%	27,021	306	4.49%
Loans (3)	4,264,680	54,141	5.05%	3,758,834	51,640	5.45%

Total interest earning assets	$5,550,902	$61,791	4.43%	$5,144,040	$61,010	4.71%

Other assets	503,124			452,623

Total assets	$6,054,026			$5,596,663

LIABILITIES AND STOCKHOLDERS’ EQUITY
Money market deposit accounts	$1,149,248	$408	0.14%	$1,067,130	$655	0.24%
NOW deposit accounts	752,737	467	0.25%	740,529	568	0.30%
Savings deposits	694,226	131	0.08%	614,030	119	0.08%
Time deposits	1,006,581	3,321	1.31%	919,766	3,988	1.72%

Total interest bearing deposits	$3,602,792	$4,327	0.48%	$3,341,455	$5,330	0.63%
Short-term borrowings	150,372	39	0.10%	154,286	39	0.10%
Trust preferred debentures	75,422	411	2.17%	75,422	409	2.15%
Long-term debt	367,312	3,627	3.93%	370,346	3,621	3.88%

Total interest bearing liabilities	$4,195,898	$8,404	0.80%	$3,941,509	$9,399	0.95%

Demand deposits	1,210,440			1,043,285
Other liabilities	68,477			72,315
Stockholders’ equity	579,211			539,554

Total liabilities and stockholders’ equity	$6,054,026			$5,596,663

Net interest income (FTE)		53,387			51,611

Interest rate spread			3.63%			3.76%
Net interest margin			3.83%			3.98%
Taxable equivalent adjustment		934			1,112

Net interest income		$52,453			$50,499

(1)	Securities are shown at average amortized cost
(2)	Excluding unrealized gains or losses
(3)	For purposes of these computations, nonaccrual loans are included in the average loan balances outstanding

Years ended December 31,	2012			2011
(dollars in thousands)	Average Balance	Interest	Yield/ Rates	Average Balance	Interest	Yield/ Rates

ASSETS
Short-term interest bearing accounts	$66,207	$179	0.27%	$101,224	$269	0.27%
Securities available for sale (1)(2)	1,177,969	28,904	2.45%	1,123,215	33,319	2.97%
Securities held to maturity (1)	65,582	3,583	5.46%	81,558	4,350	5.33%
Investment in FRB and FHLB Banks	28,358	1,378	4.86%	27,089	1,389	5.13%
Loans (3)	4,053,420	209,370	5.17%	3,677,931	205,318	5.58%

Total interest earning assets	$5,391,536	$243,414	4.51%	$5,011,017	$244,645	4.88%

Other assets	483,248			434,924

Total assets	$5,874,784			$5,445,941

LIABILITIES AND STOCKHOLDERS’ EQUITY
Money market deposit accounts	$1,116,583	$2,054	0.18%	$1,070,003	$3,592	0.34%
NOW deposit accounts	709,889	1,854	0.26%	685,542	2,313	0.34%
Savings deposits	680,092	522	0.08%	602,918	635	0.11%
Time deposits	993,117	14,418	1.45%	913,330	16,480	1.80%

Total interest bearing deposits	$3,499,681	$18,848	0.54%	$3,271,793	$23,020	0.70%
Short-term borrowings	165,742	188	0.11%	153,965	205	0.13%
Trust preferred debentures	75,422	1,730	2.29%	75,422	2,092	2.77%
Long-term debt	368,270	14,428	3.92%	370,035	14,404	3.89%

Total interest bearing liabilities	$4,109,115	$35,194	0.86%	$3,871,215	$39,721	1.03%

Demand deposits	1,139,896			966,282
Other liabilities	64,551			69,063
Stockholders’ equity	561,222			539,381

Total liabilities and stockholders’ equity	$5,874,784			$5,445,941

Net interest income (FTE)		208,220			204,924

Interest rate spread			3.65%			3.85%
Net interest margin			3.86%			4.09%
Taxable equivalent adjustment		4,017			4,648

Net interest income		$204,203			$200,276

(1)	Securities are shown at average amortized cost
(2)	Excluding unrealized gains or losses
(3)	For purposes of these computations, nonaccrual loans are included in the average loan balances outstanding

NBT Bancorp Inc. and Subsidiaries

Loans (Unaudited)

(In thousands)	December 31, 2012	December 31, 2011

Residential real estate mortgages	$651,107	$581,511
Commercial	694,799	611,298
Commercial real estate mortgages	1,072,807	888,879
Real estate construction and development	123,078	93,977
Agricultural and agricultural real estate mortgages	112,687	108,423
Consumer	1,047,856	946,470
Home equity	575,282	569,645

Total loans	$4,277,616	$3,800,203